Exhibit 99.1

November 3, 2009	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Brad Borror
918-588-7582

ONEOK Partners Reports Third-quarter 2009 Results;
Updates 2009 Earnings Guidance

TULSA, Okla. – Nov. 3, 2009 – ONEOK Partners, L.P. (NYSE: OKS) today announced third-quarter 2009 earnings of $1.00 per unit, compared with $1.97 per unit for the third quarter 2008.   Net income attributable to ONEOK Partners was $121.5 million in the third quarter 2009, compared with $203.9 million in the same period in 2008.

For the nine-month period ended Sept. 30, 2009, net income attributable to ONEOK Partners was $318.6 million, or $2.67 per unit, compared with $503.4 million, or $4.93 per unit, in the same period in 2008.

The partnership also updated its 2009 limited partners’ net income per unit guidance to the range of $3.40 to $3.60 per unit from its previous range of $3.25 to $3.65 per unit.  The partnership's distributable cash flow is expected to be in the range of $530 million to $550 million.

“The partnership posted solid results in the third quarter,” said John W. Gibson, chairman and chief executive officer of ONEOK Partners.  “We achieved continued volume growth in both our natural gas and natural gas liquids businesses, which helped offset significantly lower commodity prices and narrower NGL product price differentials compared with a year ago.”

“We successfully completed our more than $2 billion capital investment program,” Gibson said.  “These investments, coupled with the additional opportunities we’ve identified over the next five years, establish a strong foundation for growth in both our fee-based earnings and distributions to unitholders.”

Cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), was $211.4 million in the third quarter 2009, compared with $252.6 million in the third quarter 2008. Distributable cash flow (DCF) in the third quarter 2009 was $144.1 million, or $1.24 per unit, compared with $191.0 million, or $1.85 per unit, in the third quarter 2008.

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ONEOK Partners Reports Third-quarter 2009 Results;
Updates 2009 Earnings Guidance

November 3, 2009

Year-to-date 2009 EBITDA was $577.7 million, compared with $672.8 million in the same period last year.  Nine-month 2009 DCF was $409.6 million, or $3.63 per unit, compared with $526.7 million, or $5.23 per unit, in the same period last year.

Operating income for the third quarter 2009 was $144.7 million, compared with $197.5 million for the third quarter 2008.  For the nine months 2009, operating income was $394.4 million, compared with $511.8 million in the same period last year.

The operating income decreases in both the three- and nine-month 2009 periods were due primarily to lower realized commodity prices in the natural gas gathering and processing segment; narrower NGL product price differentials and prior-year operational measurement gains in the natural gas liquids segment; and the impact of lower natural gas prices on retained fuel in the natural gas pipelines segment.

These decreases were partially offset by increased NGL throughput in the natural gas liquids segment, primarily associated with the completion of the Overland Pass Pipeline and related expansion projects, and the Arbuckle Pipeline, as well as new supply connections; higher natural gas volumes processed and sold in the natural gas gathering and processing segment; and higher natural gas transportation margins, as a result of the Guardian Pipeline expansion and extension and an increase in contracted volumes on Midwestern Gas Transmission as a result of a new interconnect with the Rockies Express Pipeline in the natural gas pipelines segment.

Operating costs were $105.1 million in the third quarter 2009, compared with $97.5 million in the same period last year.  Nine-month 2009 operating costs were $295.0 million, compared with $272.7 million in the same period last year.  The operating cost increases for both the three- and nine-month periods were due primarily to incremental costs associated with the operation of the Overland Pass Pipeline and the Arbuckle Pipeline, and higher operating expenses at fractionation facilities, including the expanded Bushton fractionator.

Equity earnings from investments were $20.1 million in the third quarter 2009, compared with $29.4 million in the same period last year.  For the nine months 2009, equity earnings from investments were $55.5 million, compared with $74.8 million in the same period last year.  The equity earnings from investments decreased for both the three- and nine-month 2009 periods, primarily as the result of lower subscription volumes and rates on Northern Border Pipeline and lower volumes gathered at various natural gas gathering and processing investments in the Powder River Basin of Wyoming.  Third-quarter and nine-month 2008 results included an $8.3 million gain on the sale of Bison Pipeline LLC by Northern Border Pipeline.

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ONEOK Partners Reports Third-quarter 2009 Results;
Updates 2009 Earnings Guidance

November 3, 2009

THIRD-QUARTER 2009 SUMMARY AND ADDITIONAL UPDATES:

•	Operating income of $144.7 million, compared with $197.5 million in the third quarter 2008;
•	Natural gas gathering and processing segment operating income of $40.2 million, compared with $63.5 million in the third quarter 2008;
•	Natural gas pipelines segment operating income of $41.7 million, compared with $33.3 million in the third quarter 2008;
•	Completing the consolidation of the natural gas liquids gathering and fractionation and natural gas liquids pipelines segments into one reporting segment and recasting prior reporting periods;
•	Natural gas liquids segment operating income of $63.3 million, compared with $101.2 million in the third quarter 2008;
•	Equity earnings from investments of $20.1 million, compared with $29.4 million in the third quarter 2008;
•	Capital expenditures of $169.4 million, compared with $335.6 million in the third quarter 2008;
•	Completing construction in July of the 440-mile Arbuckle Pipeline project, which transports unfractionated NGLs from southern Oklahoma and the Barnett Shale in north Texas to the Texas Gulf Coast;
•	Placing into service in October the 150-mile Piceance Lateral Pipeline, connecting NGL production from the Piceance Basin to the Overland Pass Pipeline;
•	Completing in October the $14.7 million expansion of the Fargo Lateral segment of the Viking natural gas pipeline;
•
Electing Julie H. Edwards, Jim W. Mogg, Shelby E. Odell and Craig F. Strehl to the board of directors, which increases the number of those serving on the board of directors to 10 from six, and the number of independent directors to seven from three; and

•	Increasing the quarterly cash distribution to $1.09 per unit, payable Nov. 13, 2009, to unitholders of record as of Oct. 30, 2009.

THIRD-QUARTER AND YEAR-TO-DATE 2009 BUSINESS-UNIT RESULTS

Natural Gas Gathering and Processing Segment

The natural gas gathering and processing segment’s operating income for the third quarter 2009 was $40.2 million, compared with $63.5 million for the third quarter 2008.

Third-quarter 2009 results decreased $33.7 million due to lower realized commodity prices, partially offset by an $11.4 million increase as the result of higher volumes processed and sold.  Operating costs for the third quarter 2009 were $33.6 million, compared with $35.7 million in the same period last year.

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ONEOK Partners Reports Third-quarter 2009 Results;
Updates 2009 Earnings Guidance

November 3, 2009

Operating income for the nine-month 2009 period was $120.9 million, compared with $198.8 million in the same period in 2008.

Nine-month 2009 results decreased $95.1 million, due primarily to lower realized commodity prices, partially offset by a $20.1 million increase from higher volumes processed and sold.  Operating costs for the segment decreased to $99.4 million, compared with $101.5 million in the same period in 2008.

Depreciation and amortization expense increased for both the three- and nine-month periods ended Sept. 30, 2009, compared with 2008, primarily as the result of completed capital projects.

Equity earnings from investments decreased for both the three- and nine-month periods ended Sept. 30, 2009, compared with the prior year, primarily as a result of lower volumes in various natural gas gathering system investments in the Powder River Basin of Wyoming.

NGL shrink, plant fuel and condensate shrink discussed in the table below refer to the Btus that are removed from natural gas through the gathering and processing operation.  The following table contains margin information for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Percent of proceeds
Wellhead purchases (MMBtu/d)	49,472	65,804	55,545	68,564
NGL sales (Bbl/d)	5,408	3,998	5,215	4,637
Residue gas sales (MMBtu/d)	46,406	42,119	41,698	38,570
Condensate sales (Bbl/d)	1,488	1,469	1,786	1,711
Percentage of total net margin	50%	64%	49%	62%
Fee-based
Wellhead volumes (MMBtu/d)	1,100,202	1,145,656	1,131,018	1,173,894
Average rate ($/MMBtu)	$0.31	$0.27	$0.30	$0.26
Percentage of total net margin	35%	22%	36%	23%
Keep-whole
NGL shrink (MMBtu/d)	16,843	20,016	17,875	21,978
Plant fuel (MMBtu/d)	1,954	2,106	2,100	2,301
Condensate shrink (MMBtu/d)	1,407	1,574	1,893	1,941
Condensate sales (Bbl/d)	285	318	383	393
Percentage of total net margin	15%	14%	15%	15%

    The natural gas gathering and processing segment is exposed to commodity price risk, primarily NGLs, as a result of receiving commodities in exchange for services.  The following table provides updated hedging information in the natural gas gathering and processing segment for the remainder of 2009 and for 2010:

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ONEOK Partners Reports Third-quarter 2009 Results;
Updates 2009 Earnings Guidance

November 3, 2009

	Three Months Ending
	December 31, 2009
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (Bbl/d) (a)	7,857	$1.04	/ gallon	87%
Condensate (Bbl/d) (a)	2,064	$2.08	/ gallon	91%
Total (Bbl/d)	9,921	$1.26	/ gallon	88%
Natural gas (MMBtu/d)	17,009	$4.25	/ MMBtu	88%
(a) - Hedged with fixed-price swaps.

	Year Ending
	December 31, 2010
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (Bbl/d) (a)	3,881	$1.19	/ gallon	55%
Condensate (Bbl/d) (a)	1,696	$1.79	/ gallon	75%
Total (Bbl/d)	5,577	$1.38	/ gallon	60%
Natural gas (MMBtu/d)	25,225	$5.55	/ MMBtu	75%
(a) - Hedged with fixed-price swaps.

The partnership currently estimates that a 1 cent per gallon decrease in the composite price of NGLs would decrease annual net margin by approximately $1.1 million.   A $1.00 per barrel decrease in the price of crude oil would decrease annual net margin by approximately $1.0 million.  Also, a 10 cent per MMBtu decrease in the price of natural gas would decrease annual net margin by approximately $1.1 million.  All of these sensitivities exclude the effects of hedging and assume normal operating conditions.

Natural Gas Pipelines Segment

The natural gas pipelines segment reported third-quarter 2009 operating income of $41.7 million, compared with $33.3 million for the third quarter 2008.

Third-quarter 2009 results include a $10.1 million increase in transportation margins, primarily as the result of incremental margin from the Guardian Pipeline expansion and extension that was completed in February 2009 and an increase in contracted volumes on Midwestern Gas Transmission as a result of a new interconnect with the Rockies Express Pipeline that was placed in service in June 2009.  These increases were partially offset by a $4.8 million decrease from the effect of lower natural gas prices on retained fuel.

Operating income for the nine months was $106.1 million, compared with $102.7 million in the same period in 2008.

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ONEOK Partners Reports Third-quarter 2009 Results;
Updates 2009 Earnings Guidance

November 3, 2009

Nine-month 2009 results reflect a $23.3 million increase in transportation margins, primarily as the result of the completion of the Guardian Pipeline expansion and extension project, partially offset by an $18.3 million decrease from the effect of lower natural gas prices on retained fuel.

Third-quarter 2009 equity earnings from investments were $11.0 million, compared with $20.2 million in the third quarter 2008.  Nine-month 2009 equity earnings from investments were $32.8 million, compared with $49.4 million in 2008.  The decreases were primarily due to lower subscription volumes and rates on Northern Border Pipeline, in which the partnership has a 50 percent interest.  Third-quarter and nine-month 2008 results included an $8.3 million gain on the sale of Bison Pipeline LLC by Northern Border Pipeline.

Natural Gas Liquids Segment

As previously announced, beginning in the third quarter 2009, the natural gas liquids gathering and fractionation segment and the natural gas liquids pipelines segment were consolidated into one reporting segment – natural gas liquids.  Prior reporting periods have been recast to reflect the consolidation.

The natural gas liquids segment reported third-quarter 2009 operating income of $63.3 million, compared with $101.2 million for the third quarter 2008.

Third-quarter 2009 results decreased $28.0 million due to narrower NGL product price differentials and decreased $11.6 million as the result of prior-year operational measurement gains. These decreases were offset by an $18.2 million increase as the result of higher NGL volumes gathered, fractionated and transported, primarily associated with the completion of the Overland Pass Pipeline and related expansion projects, and the Arbuckle Pipeline, as well as new supply connections.

Operating income for the nine-month 2009 period was $168.0 million, compared with $211.9 million in the same period last year.

Nine-month 2009 operating income decreased $38.4 million due to narrower NGL product price differentials and decreased $12.5 million as the result of prior-year operational measurement gains.  These decreases were offset by a $46.2 million increase as the result of higher NGL volumes gathered, fractionated and transported, primarily associated with the completion of the Overland Pass Pipeline and related expansion projects, and the Arbuckle Pipeline, as well as new supply connections.

Third-quarter 2009 operating costs were $49.6 million, compared with $37.9 million in the third quarter 2008.  Nine-month 2009 operating costs were $129.8 million, compared with $103.7 million in the same period last year.  The increases resulted primarily from the operation of the Overland Pass Pipeline, the Arbuckle Pipeline and the recently expanded Bushton

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ONEOK Partners Reports Third-quarter 2009 Results;
Updates 2009 Earnings Guidance

November 3, 2009

fractionator, as well as increased outside service expenses at other fractionators, incremental ad valorem taxes and higher employee-related costs.

The Conway-to-Mont Belvieu average ethane price differential in the third quarter 2009, based on Oil Price Information Service (OPIS) pricing, was 15 cents per gallon, compared with 24 cents per gallon in the same period last year.  For the nine-month 2009 period, the average ethane price differential was 12 cents per gallon, compared with 15 cents per gallon in the same period 2008.

GROWTH ACTIVITIES

The partnership recently completed more than $2 billion of internally generated growth projects.  Following is a review of these projects and updated throughput expectations (all cost estimates exclude allowance for funds used during construction, or AFUDC).

In October 2009, the partnership placed into service the Piceance Lateral Pipeline, a 150-mile pipeline connecting the Piceance Basin with the Overland Pass Pipeline.  The pipeline has the capacity to transport as much as 100,000 barrels per day (bpd) of unfractionated NGLs.  The project is expected to cost approximately $135 million to $140 million.  Throughput is expected to reach approximately 30,000 bpd during the fourth quarter 2009.

In July 2009, construction of the Arbuckle Pipeline was completed.  The 440-mile NGL pipeline extends from southern Oklahoma through the Barnett Shale of north Texas and on to the partnership’s fractionation and storage facilities at Mont Belvieu on the Texas Gulf Coast.  The pipeline has the capacity to transport 160,000 bpd of unfractionated NGLs, expandable to 240,000 bpd with additional pump facilities.  The estimated cost for the current pipeline capacity is approximately $490 million.  During the month of October 2009, volumes reached 80,000 bpd, and supply commitments from producers are expected to be sufficient to transport up to 210,000 bpd over the next three to five years.

In March 2009, the $70 million D-J Basin Lateral Pipeline, a 125-mile pipeline connecting the Denver-Julesburg Basin with the Overland Pass Pipeline, was placed into service.  The pipeline has the capacity to transport as much as 55,000 bpd of unfractionated NGLs.  Throughput reached 30,000 bpd during the third quarter 2009, with an additional 10,000 bpd anticipated in the next two years.

In November 2008, the Overland Pass Pipeline – the $575 million, 760-mile NGL pipeline extending from Opal, Wyo., to Conway, Kan. – was placed into service with the capacity to transport approximately 110,000 bpd of unfractionated NGLs.  The Overland Pass Pipeline Company is a joint venture with a subsidiary of The Williams Companies, Inc., which owns 1 percent.  Approximately 99,000 bpd is currently flowing on Overland Pass, and the pipeline’s capacity can be increased to approximately 255,000 bpd with the addition of pump

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ONEOK Partners Reports Third-quarter 2009 Results;
Updates 2009 Earnings Guidance

November 3, 2009

facilities.  By the end of the fourth quarter 2009, expected throughput on Overland Pass Pipeline will be approximately 130,000 to 140,000 bpd.

The partnership has identified additional growth projects, depending on market needs, in the range of approximately $300 million to $500 million per year between 2010 and 2015, with more than half of the planned investments in the natural gas liquids segment.

2009 EARNINGS GUIDANCE

The partnership updated its 2009 limited partners’ net income per unit guidance to the range of $3.40 to $3.60 per unit from its previous range of $3.25 to $3.65 per unit.  The partnership's distributable cash flow is expected to be in the range of $530 million to $550 million.  Exhibits A and B include updated information on the partnership’s 2009 earnings guidance.

Earnings guidance was updated due primarily to lower than anticipated interest expense and higher AFUDC.

The average prices for unhedged volumes used in the updated 2009 guidance for the remaining three months of 2009 are $77 per barrel for New York Mercantile Exchange (NYMEX) crude oil, $4.50 per MMBtu for NYMEX natural gas and $1.00 per gallon for composite natural gas liquids.  The average Conway-to-Mont Belvieu OPIS average price differential used for ethane for the remaining three months of 2009 is 8 cents per gallon.

CONFERENCE CALL AND WEBCAST

ONEOK and ONEOK Partners management will conduct a joint conference call on Wednesday, Nov. 4, 2009, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time).  The call will also be carried live on ONEOK’s and ONEOK Partners’ Web sites.

To participate in the telephone conference call, dial 866-837-9787, pass code 1399341, or log on to www.oneok.com or www.oneokpartners.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s Web site, www.oneok.com, and ONEOK Partners’ Web site, www.oneokpartners.com, for 30 days. A recording will be available by phone for seven days.   The playback call may be accessed at 866-837-8032, pass code 1399341.

NON-GAAP FINANCIAL MEASURES

The partnership has disclosed in this news release EBITDA and DCF amounts that are non-GAAP financial measures.  Management believes EBITDA and DCF provide useful information to investors as a measure of comparison with peer companies.  However, these

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ONEOK Partners Reports Third-quarter 2009 Results;
Updates 2009 Earnings Guidance

November 3, 2009

calculations may vary from company to company, so the partnership’s computations may not be comparable with those of other companies.  DCF is not necessarily the same as available cash as defined in the Partnership Agreement.  Management further uses EBITDA to compare the financial performance of its segments and to internally manage those business segments.  Reconciliations of EBITDA to net income and operating income and computations of DCF are included in the financial tables attached to this release.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.1 percent of the partnership.  ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the Web site at www.oneokpartners.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, as amended.  The forward-looking statements relate to our anticipated financial performance, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.  The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

You should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Those factors may affect our operations, markets, products, services and prices.  In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena on our operations, demand for our services and energy prices;
•
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

•	the capital intensive nature of our businesses;
•	the profitability of assets or businesses acquired or constructed by us;
•	our ability to make cost-saving changes in operations;
•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;
•	the uncertainty of estimates, including accruals and costs of environmental remediation;
•	the timing and extent of changes in energy commodity prices;
•
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, environmental compliance, climate change initiatives, authorized rates of recovery of gas and gas transportation costs;

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ONEOK Partners Reports Third-quarter 2009 Results;
Updates 2009 Earnings Guidance

November 3, 2009

•
the impact on drilling and production by factors beyond our control, including the demand for natural gas and refinery-grade crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	difficulties or delays experienced by trucks or pipelines in delivering products to or from our terminals or pipelines;
•	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming;
•	conflicts of interest between us, our general partner, ONEOK Partners GP, and related parties of ONEOK Partners GP;
•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control;
•
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of us or our general partner;
•
the results of administrative proceedings and litigation, regulatory actions and receipt of expected clearances involving the Oklahoma Corporation Commission (OCC), Kansas Corporation Commission (KCC), Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission (FERC);

•	our ability to access capital at competitive rates or on terms acceptable to us;
•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling;
•	the risk that material weaknesses or significant deficiencies in our internal control over financial reporting could emerge or that minor problems could become significant;
•	the impact and outcome of pending and future litigation;
•	the ability to market pipeline capacity on favorable terms, including the effects of:
-	future demand for and prices of natural gas and NGLs;
-	competitive conditions in the overall energy market;
-	availability of supplies of Canadian and United States natural gas; and
-	availability of additional storage capacity;
•	performance of contractual obligations by our customers, service providers, contractors and shippers;
•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;
•
our ability to acquire all necessary permits, consents and other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;
•	demand for our services in the proximity of our facilities;
•	our ability to control operating costs;
•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;
•	economic climate and growth in the geographic areas in which we do business;
•	the risk of a prolonged slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy, including increasing liquidity risks in U.S. credit markets;
•	the impact of recently issued and future accounting updates and other changes in accounting policies;
•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;
•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;
•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the impact of unsold pipeline capacity being greater or less than expected;
•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;

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ONEOK Partners Reports Third-quarter 2009 Results;
Updates 2009 Earnings Guidance

November 3, 2009

•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;
•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;
•	the impact of potential impairment charges;
•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;
•	our ability to control construction costs and completion schedules of our pipelines and other projects; and
•	the risk factors listed in the reports we have filed and may file with the Securities and Exchange Commission (SEC), which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements.  Other factors could also have material adverse effects on our future results.  These and other risks are described in greater detail in Part I, Item 1A, Risk Factors, in our Annual Report.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.  Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.  OKS-FE

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ONEOK Partners Reports Third-quarter 2009 Results;
Updates 2009 Earnings Guidance

November 3, 2009

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2009	2008	2009	2008
	(Thousands of dollars, except per unit amounts)

Revenues	$1,560,003	$2,241,107	$4,207,925	$6,444,034
Cost of sales and fuel	1,267,124	1,915,707	3,399,523	5,569,176
Net margin	292,879	325,400	808,402	874,858
Operating expenses
Operations and maintenance	92,855	86,456	258,246	243,929
Depreciation and amortization	41,857	30,408	121,750	90,383
General taxes	12,253	11,032	36,815	28,799
Total operating expenses	146,965	127,896	416,811	363,111
Gain (loss) on sale of assets	(1,180)	22	2,760	50
Operating income	144,734	197,526	394,351	511,797
Equity earnings from investments	20,054	29,412	55,464	74,805
Allowance for equity funds used during construction	7,290	15,616	25,761	35,788
Other income	5,026	990	8,841	3,724
Other expense	(299)	(5,784)	(2,728)	(7,951)
Interest expense	(50,371)	(34,447)	(152,167)	(107,681)
Income before income taxes	126,434	203,313	329,522	510,482
Income taxes	(4,729)	670	(10,668)	(6,703)
Net income	121,705	203,983	318,854	503,779
Less: Net income attributable to noncontrolling interests	212	111	232	368
Net income attributable to ONEOK Partners, L.P.	$121,493	$203,872	$318,622	$503,411

Limited partners’ interest in net income:
Net income attributable to ONEOK Partners, L.P.	$121,493	$203,872	$318,622	$503,411
General partner’s interest in net income	(25,010)	(24,397)	(70,710)	(65,790)
Limited partners’ interest in net income	$96,483	$179,475	$247,912	$437,621

Limited partners’ net income per unit, basic and diluted	$1.00	$1.97	$2.67	$4.93

Number of units used in computation (thousands)	96,402	90,920	92,932	88,768

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ONEOK Partners Reports Third-quarter 2009 Results;
Updates 2009 Earnings Guidance

November 3, 2009

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	September 30,	December 31,
(Unaudited)	2009	2008
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$30,535	$177,635
Accounts receivable, net	445,185	317,182
Affiliate receivables	21,532	25,776
Gas and natural gas liquids in storage	187,773	190,616
Commodity exchanges and imbalances	85,073	55,086
Derivative financial instruments	5,983	63,780
Other current assets	41,713	28,176
Total current assets	817,794	858,251

Property, plant and equipment
Property, plant and equipment	6,250,762	5,808,679
Accumulated depreciation and amortization	933,264	875,279
Net property, plant and equipment	5,317,498	4,933,400

Investments and other assets
Investments in unconsolidated affiliates	774,347	755,492
Goodwill and intangible assets	670,786	676,536
Other assets	36,619	30,593
Total investments and other assets	1,481,752	1,462,621
Total assets	$7,617,044	$7,254,272

Liabilities and partners’ equity
Current liabilities
Current maturities of long-term debt	$261,931	$11,931
Notes payable	515,000	870,000
Accounts payable	508,331	496,763
Affiliate payables	32,489	23,333
Commodity exchanges and imbalances	204,401	191,165
Other current liabilities	159,154	100,832
Total current liabilities	1,681,306	1,694,024

Long-term debt, excluding current maturities	2,826,016	2,589,509

Deferred credits and other liabilities	60,717	54,773

Commitments and contingencies

Partners’ equity
ONEOK Partners, L.P. partners’ equity:
General partner	83,798	77,546
Common units: 59,912,777 and 54,426,087 units issued and outstanding at September 30, 2009 and December 31, 2008, respectively	1,571,123	1,361,058
Class B units: 36,494,126 units issued and outstanding at September 30, 2009 and December 31, 2008	1,386,000	1,407,016
Accumulated other comprehensive income	2,499	64,405
Total ONEOK Partners, L.P. partners’ equity	3,043,420	2,910,025

Noncontrolling interests in consolidated subsidiaries	5,585	5,941

Total partners’ equity	3,049,005	2,915,966
Total liabilities and partners’ equity	$7,617,044	$7,254,272

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ONEOK Partners Reports Third-quarter 2009 Results;
Updates 2009 Earnings Guidance

November 3, 2009

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS	Nine Months Ended
	September 30,
(Unaudited)	2009	2008
	(Thousands of dollars)
Operating activities
Net income	$318,854	$503,779
Depreciation and amortization	121,750	90,383
Allowance for equity funds used during construction	(25,761)	(35,788)
Gain on sale of assets	(2,760)	(50)
Equity earnings from investments	(55,464)	(74,805)
Distributions received from unconsolidated affiliates	56,896	67,812
Changes in assets and liabilities:
Accounts receivable	(128,003)	98,214
Affiliate receivables	4,244	9,245
Gas and natural gas liquids in storage	2,843	(59,690)
Derivative financial instruments	(3,035)	(47,017)
Accounts payable	20,375	(52,516)
Affiliate payables	9,156	11,401
Commodity exchanges and imbalances, net	(16,751)	(3,521)
Accrued interest	29,695	32,117
Other assets and liabilities	16,999	29,101
Cash provided by operating activities	349,038	568,665

Investing activities
Changes in investments in unconsolidated affiliates	(19,878)	3,063
Acquisitions	-	2,450
Capital expenditures (less allowance for equity funds used during construction)	(491,256)	(860,167)
Proceeds from sale of assets	8,528	133
Cash used in investing activities	(502,606)	(854,521)

Financing activities
Cash distributions:
General and limited partners	(370,094)	(332,090)
Noncontrolling interests	(588)	(223)
Borrowing of notes payable, net	515,000	180,000
Repayment of notes payable with maturities over 90 days	(870,000)	-
Issuance of long-term debt, net of discounts	498,325	-
Long-term debt financing costs	(4,000)	-
Repayment of long-term debt	(8,948)	(8,947)
Issuance of common units, net of discounts	241,643	450,198
Contribution from general partner	5,130	9,508
Cash provided by financing activities	6,468	298,446
Change in cash and cash equivalents	(147,100)	12,590
Cash and cash equivalents at beginning of period	177,635	3,213
Cash and cash equivalents at end of period	$30,535	$15,803

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ONEOK Partners Reports Third-quarter 2009 Results;
Updates 2009 Earnings Guidance

November 3, 2009

ONEOK Partners, L.P. and Subsidiaries
INFORMATION AT A GLANCE

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2009	2008	2009	2008
	(Millions of dollars, except as noted)
Natural Gas Gathering and Processing
Net margin	$89.3	$111.7	$261.7	$336.7
Operating costs	$33.6	$35.7	$99.4	$101.5
Depreciation and amortization	$15.3	$12.5	$44.2	$36.4
Operating income	$40.2	$63.5	$120.9	$198.8
Equity earnings from investments	$8.4	$8.8	$20.6	$24.0
Natural gas gathered (BBtu/d)	1,100	1,146	1,131	1,174
Natural gas processed (BBtu/d)	664	649	658	641
NGL sales (MBbl/d)	43	39	42	39
Residue gas sales (BBtu/d)	297	281	291	280
Realized composite NGL sales price ($/gallon)	$0.76	$1.51	$0.70	$1.44
Realized condensate sales price ($/Bbl)	$79.46	$99.61	$70.66	$96.91
Realized residue gas sales price ($/MMBtu)	$2.99	$8.33	$3.11	$8.39
Realized gross processing spread ($/MMBtu)	$6.54	$6.69	$6.41	$6.94
Capital expenditures - growth	$17.4	$27.8	$60.9	$82.6
Capital expenditures - maintenance	$5.8	$8.0	$14.7	$16.0

Natural Gas Pipelines
Net margin	$75.9	$65.8	$208.3	$196.1
Operating costs	$22.9	$23.9	$67.5	$67.9
Depreciation and amortization	$10.6	$8.6	$34.0	$25.5
Operating income	$41.7	$33.3	$106.1	$102.7
Equity earnings from investments	$11.0	$20.2	$32.8	$49.4
Natural gas transportation capacity contracted (MMcf/d)	5,764	4,765	5,461	4,877
Transportation capacity subscribed	87%	81%	83%	83%
Average natural gas price Mid-Continent region ($/MMBtu)	$2.94	$8.44	$3.01	$8.27
Capital expenditures - growth	$8.5	$97.7	$40.8	$146.2
Capital expenditures - maintenance	$5.5	$10.1	$7.5	$13.6

Natural Gas Liquids
Net margin	$128.9	$148.4	$341.4	$344.0
Operating costs	$49.6	$37.9	$129.8	$103.7
Depreciation and amortization	$15.9	$9.3	$43.5	$28.4
Operating income	$63.3	$101.2	$168.0	$211.9
Equity earnings from investments	$0.6	$0.4	$2.1	$1.4
NGL sales (MBbl/d)	382	273	388	275
NGLs fractionated (MBbl/d)	496	375	458	379
NGLs transported-gathering lines (MBbl/d)	385	253	358	255
NGLs transported-distribution lines (MBbl/d)	446	430	451	347
Conway-to-Mont Belvieu OPIS average price differential
Ethane ($/gallon)	$0.15	$0.24	$0.12	$0.15
Capital expenditures - growth	$126.9	$184.0	$352.4	$584.8
Capital expenditures - maintenance	$4.9	$8.0	$14.2	$16.9

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ONEOK Partners Reports Third-quarter 2009 Results;
Updates 2009 Earnings Guidance

November 3, 2009

ONEOK Partners, L.P. and Subsidiaries
RECONCILIATION OF EBITDA NON-GAAP FINANCIAL MEASURES
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2009	2008	2009	2008
	(Thousands of dollars)
Reconciliation of Net Income to EBITDA
Net income	$121,705	$203,983	$318,854	$503,779
Interest expense	50,371	34,447	152,167	107,681
Depreciation and amortization	41,857	30,408	121,750	90,383
Income taxes	4,729	(670)	10,668	6,703
Allowance for equity funds used during construction	(7,290)	(15,616)	(25,761)	(35,788)
EBITDA	$211,372	$252,552	$577,678	$672,758

Natural Gas Gathering and Processing Reconciliation of Operating Income to EBITDA
Operating income	$40,218	$63,538	$120,864	$198,774
Depreciation and amortization	15,312	12,533	44,225	36,431
Equity earnings from investments	8,396	8,819	20,583	23,989
Other income (expense)	1,357	(2,191)	1,486	(3,128)
EBITDA	$65,283	$82,699	$187,158	$256,066

Natural Gas Pipelines Reconciliation of Operating Income to EBITDA
Operating income	$41,732	$33,303	$106,078	$102,708
Depreciation and amortization	10,607	8,607	34,029	25,547
Equity earnings from investments	11,039	20,207	32,802	49,421
Other income (expense)	1,102	(1,391)	1,429	(1,983)
EBITDA	$64,480	$60,726	$174,338	$175,693

Natural Gas Liquids Reconciliation of Operating Income to EBITDA
Operating income	$63,272	$101,202	$167,895	$211,879
Depreciation and amortization	15,944	9,262	43,488	28,388
Equity earnings from investments	619	386	2,079	1,395
Other income (expense)	1,562	(2,649)	723	(4,169)
EBITDA	$81,397	$108,201	$214,185	$237,493

-more-

ONEOK Partners Reports Third-quarter 2009 Results;
Updates 2009 Earnings Guidance

November 3, 2009

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2009	2008	2009	2008
	(Thousands of dollars, except per unit amounts)

Reconciliation of EBITDA to Distributable Cash Flow
EBITDA	$211,372	$252,552	$577,678	$672,758
(Gain)/loss on sale of assets	1,180	(22)	(2,760)	(50)
Interest expense	(50,371)	(34,447)	(152,167)	(107,681)
Maintenance capital	(16,120)	(26,146)	(36,436)	(46,564)
Distributions to noncontrolling interests	(99)	(75)	(588)	(223)
Equity earnings from investments	(20,054)	(29,412)	(55,464)	(74,805)
Distributions received from unconsolidated affiliates	19,615	30,466	83,088	91,093
Current income tax expense and other	(1,386)	(1,961)	(3,767)	(7,790)
Distributable cash flow	$144,137	$190,955	$409,584	$526,738

Distributions to general partner	(25,075)	(22,739)	(71,924)	(62,760)
Distributable cash flow to limited partners	$119,062	$168,216	$337,660	$463,978

Distributable cash flow per limited partner unit	$1.24	$1.85	$3.63	$5.23
Distributions declared per limited partner unit	$1.09	$1.08	$3.25	$3.18
Coverage ratio	1.14	1.71	1.12	1.64

Number of units used in computation (thousands)	96,402	90,920	92,932	88,768

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ONEOK Partners Reports Third-quarter 2009 Results;
Updates 2009 Earnings Guidance

November 3, 2009

ONEOK Partners, L.P. and Subsidiaries			Exhibit A
EARNINGS GUIDANCE*

	Updated	Previous
	2009	2009
	Guidance	Guidance	Change
	(Millions of dollars, except per unit amounts)

Operating income
Natural Gas Gathering and Processing	$164	$164	$-
Natural Gas Pipelines	144	141	3
Natural Gas Liquids	232	231	1
Other	(2)	1	(3)
Operating income	538	537	1
Equity earnings from investments	75	80	(5)
Other income (expense)	35	28	7
Interest expense	(208)	(214)	6
Income before income taxes	440	431	9
Income taxes	(16)	(14)	(2)
Net income	424	417	7
Less: Net income attributable to noncontrolling interests	-	-	-
Net income attributable to ONEOK Partners, L.P.	$424	$417	$7

Limited partners' net income per unit, basic and diluted	$3.50	$3.45	$0.05

Number of units used in computation (millions)	93.8	93.8	-

Capital expenditures
Natural Gas Gathering and Processing	$113	$108	$5
Natural Gas Pipelines	73	82	(9)
Natural Gas Liquids	397	380	17
Total capital expenditures	$583	$570	$13

Growth	$523	$509	$14
Maintenance	60	61	(1)
Total capital expenditures	$583	$570	$13

*Amounts shown are midpoints of ranges provided.

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ONEOK Partners Reports Third-quarter 2009 Results;
Updates 2009 Earnings Guidance

November 3, 2009

ONEOK Partners, L.P. and Subsidiaries			Exhibit B
EARNINGS GUIDANCE*

	Updated	Previous
	2009	2009
	Guidance	Guidance	Change
	(Millions of dollars)

Reconciliation of Net Income to EBITDA
Net income	$424	$417	$7
Interest expense	208	214	(6)
Depreciation and amortization	166	164	2
Income taxes	16	14	2
Allowance for equity funds used during construction	(27)	(22)	(5)
EBITDA	$787	$787	$-

Reconciliation of EBITDA to Distributable Cash Flow
EBITDA	$787	$787	$-
(Gain)/loss on sale of assets	(4)	(4)	-
Interest expense	(208)	(214)	6
Maintenance capital	(60)	(61)	1
Equity earnings from investments	(75)	(80)	5
Distributions received from investments	104	104	-
Current income tax expense and other	(4)	(7)	3
Distributable cash flow	$540	$525	$15

*Amounts shown are midpoints of ranges provided.